Exhibit 10.19

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made effective and entered into as of December 12, 2013, by and between 2000 SIERRA POINT PARKWAY LLC, a Delaware limited liability company (“Landlord”), and HYPERION THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement (“Lease”) dated October 14, 2013 pursuant to which Landlord leases to Tenant and Tenant leases from Landlord the Fourth Floor commonly known as Suite 400, which contains approximately 20,116 rentable square feet (“Premises”) at 2000 Sierra Point Parkway, Brisbane, California (“Building”).

B. Tenant desires to lease a storage room located on the First Floor of the Building.

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Storage Room. Throughout the Term (as extended or earlier terminated per the Lease), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Storage Room located on the First Floor of the Building, which contains approximately 352 rentable square feet, shall be exclusively used for storage, and is shown in the floor plan attached hereto as Exhibit A (“Storage Room”). From time-to-time, but with at least thirty (30) days advance notice, Landlord shall have the right to relocate the Storage Room to another area located on the First Floor of the Building of equal or greater size and comparably suited for Tenant’s Storage, and with equal rights of access. The square footage of the Storage Room shall not be taken into account in calculating Tenant’s Pro Rata Share, Operating Expense Reimbursement, or any pro rata right, or obligation of tenant for the property (such as parking spaces).

2. Base Monthly Rent. Commencing upon the Rent Commencement Date (which includes fully abated rent for Months 1-6), the monthly base rent for the Storage Room shall be $1,000, and shall increase on Month 13 and annually thereafter by three percent (3%). No Operating Expense Reimbursement shall be due on the Storage Room.

3. No Further Amendment. The Lease, as modified by this First Amendment, shall remain in full force and effect.

4. Confirmation of Lease. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this First Amendment; (b) Tenant has not subleased or assigned any of its right, title and interest in and to the Lease and has full power and authority to enter into and perform its obligations hereunder; (c) to Tenant’s knowledge, there are no defaults on the part of Landlord existing under the Lease; (d) to Tenant’s knowledge, there exists no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease, except as specifically set forth in the Lease; (e) this First Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (f) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

5. Voluntary Agreement. The parties have read this First Amendment, and on the advice of counsel they have freely and voluntarily entered into this First Amendment.

6. Representation by Counsel. Each party acknowledges that it has been represented by independent legal counsel of its own choice in connection with the execution of this First Amendment and has had an adequate opportunity to investigate the subject matter of this First Amendment before executing this First Amendment.

7. Brokerage. Landlord and Tenant each warrant to the other that it has not had dealings with any other finder, broker, or agent in connection with this First Amendment. Each party shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any other finder, broker, or agent based on dealings with the indemnifying party with respect to this First Amendment.

8. General Provisions. This First Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns. This First Amendment shall be governed, and construed in accordance with, the laws of the State of California without regard to or application of the principles of conflict of laws. This First Amendment together with the Lease constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof.

9. Counterparts. This First Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this First Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the date first set forth above.

TENANT:		LANDLORD:

HYPERION THERAPEUTICS, INC.		2000 SIERRA POINT PARKWAY LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Jeffrey S. Farrow	By:	/s/ Stephen P. Diamond

Name:	Jeffrey S. Farrow	Name:	STEPHEN P. DIAMOND

Title:	CFO	Title:	MANAGER

Date:	12/12/2013	Date:	12/12/2013

EXHIBIT A: First Floor Plan

STORAGE ROOM